                                                                    EXHIBIT 3.05

                          CERTIFICATE OF DESIGNATIONS
                          ---------------------------
                                       OF
                                       --
                             JUNIOR PREFERRED STOCK
                             ----------------------
                                       OF
                                       --
                        FIREARMS TRAINING SYSTEMS, INC.
                        ------------------------------

               __________________________________________________

                     Pursuant to Section 151 of the General
                     --------------------------------------
                    Corporation Law of the State of Delaware
                    ----------------------------------------

               __________________________________________________


          Firearms Training Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

          FIRST: The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of up to 200,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock") in one or more series pursuant to a resolution or resolutions providing for such issue adopted by the Board of Directors, and further authorizes the Board of Directors of the Corporation to
(i) determine or alter the voting powers, full or limited, and other rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, (ii) fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock and (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any wholly unissued series of Preferred Stock, increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of such series.

          SECOND: On July 31, 1996, the Board of Directors of the Corporation adopted the following resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as Junior Preferred Stock.

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, full or limited, and other
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rights, preferences, privileges and restrictions granted to or imposed upon such series of Preferred Stock are as set forth in the Corporation's Certificate of Incorporation and in this Certificate of Designations as follows:

          1. Designation and Amount.  The shares of such series of Preferred
             ----------------------
Stock shall be designated as "Junior Preferred Stock" (the "Junior Preferred Stock"), and the number of shares constituting such series shall be 5,000. The initial liquidation preference of the Junior Preferred Stock shall be $1,000 per share (the "Stated Liquidation Value").

          2. Rank. (a) The Junior Preferred Stock shall, with respect to
             ----
dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to both the Corporation's Class A Common Stock, par value $.00001 per share (the "Voting Common Stock") and the Corporation's Class B Non-voting Common Stock, par value $.00001 per share (collectively with the Voting Common Stock, the "Common Stock"), and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Junior Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "Common Securities"), (ii) on a parity with each class of capital stock or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Junior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities"), provided that any securities whose issuance
                                     --------
was not approved by the requisite number of holders of shares of Junior Preferred Stock as provided in Section 5(b) hereof and which are not Senior Securities, as defined below, shall be deemed to be Common Securities and not Parity Securities, and (iii) junior to the Corporation's Senior Preferred Stock authorized by resolution of the Board of Directors of the Corporation adopted on July 31, 1996 (the "Senior Preferred Stock"), and to each other class of capital stock or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Junior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Senior Securities") provided that any
                                                              --------
such securities whose issuance was not approved by the requisite number of holders of shares of Junior Preferred Stock as provided in Section 5(b) hereof and which is not Senior Preferred Stock shall be deemed to be Common Securities and not Senior Securities.

          (b) So long as any shares of the Junior Preferred Stock are outstanding, without the prior consent of the holders of a majority of the shares of outstanding Junior Preferred Stock, the Corporation shall not (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Common Securities or any warrants, rights, calls or options exercisable for or convertible into any Common Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Common Securities to holders of Common

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Securities or shares of Common Securities issuable upon conversion of Common
Securities and other than purchases of Junior Securities from employees in an aggregate amount since July 31, 1996 (net of all amounts received or accrued by the Company from employees upon the exercise of employee stock options issued under the Company's stock option plan for directors, officers, employees and consultants) not in excess of $100,000), or permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Common Securities or any warrants, rights, calls or options exercisable for or convertible into any Common Securities or (ii) declare, pay or set apart for payment any dividend or make any distribution or payment on any Common Securities, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Common Securities to holders of Common Securities or shares of Common Securities issuable upon conversion of Common Securities).

          (c) So long as any shares of the Junior Preferred Stock remain outstanding, the Corporation shall not (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, or permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, unless prior to or at the time of such payment or setting apart for payment, the Corporation shall have repurchased, redeemed or retired shares of Junior Preferred Stork on a pro rata basis, in proportion to the respective Liquidation Preferences, as defined in the applicable Certificates of Designations, of the Junior Preferred Stock and the Parity Securities as to which such sinking fund or similar fund payment, or such purchase or redemption, is being effected or (ii) declare, pay or set apart for payment any dividend or make any distribution or payment on any Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property, unless prior to or at the time of such declaration, payment, setting apart for payment or distribution, as the case may be, the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Junior Preferred Stock and shall have made provision for payment in cash of the Dividend Amount for the then current Quarterly Dividend Period; provided, that whenever dividends on the Junior Preferred Stock
                 --------
are in arrears, the Corporation may declare and pay dividends on a pro rata basis on the Junior Preferred Stock and the Parity Securities on which dividends are payable in arrears, in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Junior Preferred Stock and such Parity Securities.

          (d) So long as any Bridge Notes, any Senior Debt (as defined in the Bridge Notes), any shares of Senior Preferred Stock or any other Senior Securities are outstanding or any holders of Senior Debt have any commitment to extend credit to the Company, the Corporation shall not (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any shares of Junior Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Preferred Stock, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Common Securities to holders of Junior Preferred Stock or shares of Common Securities issuable upon conversion of Junior Preferred Stock or Common Securities) or permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any shares of Junior Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Preferred Stock or (ii) declare, pay or set apart for payment any dividend or make any distribution or payment on any shares of Junior Preferred Stock, including any dividend or distribution upon conversion of the Junior Preferred Stock, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in shares of Common Securities to holders of Junior Preferred Stock or shares of Common Securities issuable upon conversion of Junior Preferred Stock), without the prior written consent of each holder of any Bridge Notes, each holder of any Senior Debt, each holder of any shares of the Senior Preferred Stock and each holder of any other Senior Security.

          3. Dividends.    Subject to the provisions of Section 2 hereof:
             ---------

          (a) Subject to Section 2(d) hereof, the holders of shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends with respect to the Initial Dividend Period and each quarterly dividend period thereafter (each a "Quarterly Dividend Period"), which Quarterly Dividend Periods shall end on January 31, April 30, July 31 and October 31 of each year (each such date, a "Dividend Payment Date"). The dividends payable on each Dividend Payment Date with respect to the Quarterly Dividend Period ending on such date shall equal the Dividend Amount with respect to such Quarterly Dividend Period. Dividends shall be payable only in cash to holders of record at the close of business on the date specified by the Board of Directors at the time such Dividend Amount is declared (the "Record Date"), commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be not less than 10 days and not more than 30 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of Junior Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends on the Junior Preferred Stock shall accrue and be cumulative (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date. Accrued but unpaid dividends shall not bear interest unless and only to the extent that the Junior Preferred Stock is converted into Common Stock pursuant to Section 6.

          (b) Dividends payable on the Junior Preferred Stock for any period less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.

          4. Liquidation Preference.    Subject to the provisions of Section 2
             ----------------------
hereof:

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment in full in cash has been made to all holders of Senior Securities of the liquidation preferences attributable thereto the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders an amount in cash equal to 100% of the Stated Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up (such amount the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Junior Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Junior Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

          (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

          5. Voting Rights.
             -------------

          In addition to any voting rights provided by law, the holders of Junior Preferred Stock shall have the following voting rights:

          (a) The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially and adversely alter or change the powers, preferences or special rights of the Junior Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Senior Preferred Stock.

          (b) Without the affirmative vote of the holders of at least a majority of the outstanding shares of Junior Preferred Stock, the Corporation shall not after the Issue Date create, authorize or issue any Parity Securities or Senior Securities (other than the shares of Senior Preferred Stock authorized on the Issue Date).

          (c) Following the exercise of the option set forth in Section 3 of the Equity Exchange Agreement dated July 31, 1996, the holders of the Junior Preferred Stock will have the voting rights they would have if the shares of Junior Preferred Stock had been converted into shares of Common Stock.

          Except as set forth herein, holders of shares of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in the Certificate of Incorporation of the Corporation or herein or by law) for taking any corporate action.

          6. Conversion of Junior Preferred Stock and Related Matters. (A)
             --------------------------------------------------------
Subject to and upon compliance with the provisions of this Section 6, the holder of a share of Junior Preferred Stock shall have the right, at such holder's option, at any time on or prior to January 31, 1998 (the "Final Conversion Termination Date"), except that, if such share is called for redemption, not after the close of business on the date fixed for such redemption unless default shall be made in the payment of the redemption price, to convert such share into that number of fully paid and nonassessable shares of Voting Common Stock (calculated as to each conversion to the nearest 1/1,000th of a share) obtained by dividing the Stated Liquidation Value of such share being converted by the Conversion Price (as defined below) and by surrender of such share so to be converted, such surrender to be made in the manner provided in subsection (B) of this Section 6. Notwithstanding the foregoing, in the event the issuance of Common Stock pursuant to this Section 6 shall be prohibited pursuant to the terms of the Credit Agreement (as defined below) as a result of the occurrence of an Event of Default or a Default as defined in the Credit Agreement at any time during the period commencing December 15, 1997, the Final Conversion Termination Date for all holders shall be deemed to be extended to a date 45 days (the "Extension Period") after the first date that such prohibition is no longer in effect and the Corporation is permitted to issue such Voting Common Stock. The Corporation shall cause to be transmitted by facsimile communication, mailed (or airmailed if to an address outside the United States) or delivered in person or sent by recognized courier or delivery service to the holder of shares of the Junior Preferred Stock at their addresses as shown on the stock books of the Corporation notice of the commencement and notice of the termination of any such Event of Default or Default, stating the consequences thereof with regard to the exercise of the holders' rights hereunder and, at least 30 days prior to the expiration of any Extension Period shall notify each holder as provided above of the extended Final Conversion Termination Date.

          The term "Voting Common Stock" means the Corporation's Class A Common Stock, par value $.00001 per share, the term "Non-voting Common Stock" means the Corporation's Class B Non-voting Common Stock par value $.00001 per share and the term "Common Stock" collectively means the Voting Common Stock and the Non-voting Stock, as such stock may be constituted from time to time.

          The term "Conversion Price" means $5.3523207 per share, as adjusted in accordance with the provisions of this Section 6.

          (B) In order to exercise the conversion privileges set forth herein, the holder of each share of Junior Preferred Stock to be converted shall surrender the certificate representing such share at the office of the Corporation (in such capacity the Corporation shall sometimes be referred to herein as the "conversion agent"), with the Notice of Election to Convert on the back of such certificate completed and signed. Unless the shares issuable to the holder on conversion of a share of Junior Preferred Stock are to be issued in the same name as the name in which such share of Series B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax. Subject to Section 2 hereof, a payment shall be made by the Corporation in cash out of any funds legally available therefor, on conversion, in an amount (the "Accrued Preferred Dividend Amount") equal to the dividends accrued but not paid (whether or not declared) on the Junior Preferred Stock surrendered for conversion (but not dividends on Voting Common Stock delivered on such conversion), and any Accrued Preferred Dividend Amount not so paid by the Corporation at the time of conversion shall, until paid, accrue interest at a rate equal to 14%, compounded quarterly (computed on the basis of the actual number of days elapsed over a year of 360 days) until paid in full in cash. As promptly as practicable after the surrender of the certificates for shares of Junior Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Voting Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 6, and any fractional interest in respect of a share of Voting Common Stock arising upon such conversion shall be settled as provided in subsection (C) of this Section 6.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Junior Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Voting Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date. All shares of Voting Common Stock delivered upon conversion of the Junior Preferred Stock will upon delivery be duly and validly issued, fully paid and nonassessable, free of all liens and charges, and not subject to any preemptive rights, except for the liens, if any, pursuant to the pledge agreements required in connection with the Credit Agreement dated as of July 31, 1996 (the "Credit Agreement") among the Corporation, certain financial institutions identified therein and NationsBank, N.A. (South), as Agent and Issuing Bank.

          (C) No fractional shares or scrip representing fractions of shares of Voting Common Stock shall be issued upon conversion of the Junior Preferred Stock. Instead of any fractional interest in a share of Voting Common Stock which would otherwise be deliverable upon the conversion of a share of Junior Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest 1/10th of one cent) equal to the equivalent fraction of the Current Market Price (as defined below) of the Voting Common Stock on the business day next preceding the day of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Voting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Stated Liquidation Value of the shares of Junior Preferred Stock so surrendered.

          (D) The Conversion Price shall be adjusted from time to time as follows:

          (1) In case the Corporation shall hereafter (a) pay a dividend or make a distribution on the Common Stock in shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a smaller number of shares or (d) issue by reclassification of, or dividend or other distribution on, the Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Junior Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Voting Common Stock or other capital stock of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior thereto. An adjustment made pursuant to this subsection (1) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (1), the holder of any share of Junior Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Voting Common Stock and other capital stock of the Corporation, the Board of Directors of the Corporation shall determine in good faith the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Voting Common Stock and other capital stock. Such determination shall be described in a statement delivered to the holders of Junior Preferred Stock by the Corporation as soon as practicable.

          (2) In case the Corporation shall hereafter issue additional shares of Common Stock at a price per share less than the Current Market Price (as hereinafter defined) or shall hereafter issue rights, warrants or options to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock (excluding any such issuance for which an adjustment has been made pursuant to subsection (1) of this subsection (D)) entitling the holder thereof to subscribe for or purchase or otherwise obtain shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date or effective date mentioned in the next sentence by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the record date or effective date mentioned in the next sentence plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on the record date or effective date mentioned in the next sentence plus the number of additional shares of Common Stock offered for subscription, purchase or other acquisition. Such reduction shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, warrants, options or other securities or immediately after the issuance of the securities in the case of an issuance of securities other than an issuance of securities to holders of outstanding shares of Common Stock; provided that no adjustment shall be made for the issuance of additional shares
--------
of Common Stock upon the exercise, conversion or exchange of any other securities if an adjustment has previously been made upon the issuance of such other securities.

          (3) In case the Corporation shall, by dividend or otherwise, hereafter distribute to holders of its outstanding shares of Common Stock generally evidences of its indebtedness, cash or other assets (excluding any regular periodic cash dividend paid from current or retained earnings of the Corporation and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (1) of this subsection (D)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date mentioned in the next sentence by a fraction of which the numerator shall be the Current Market Price of the Common Stock less the then fair market value (as determined by the Board of Directors of the Corporation in its reasonable discretion) of the portion of the evidences of indebtedness, cash or other assets so distributed (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently) to the holder of one share of Common Stock, and of which the denominator shall be such Current Market Price of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution; and in the event that such adjustment is not so made, the conversion price shall again be adjusted to equal the conversion price in effect immediately prior to such record date. Such determination of fair market value shall be described in a statement delivered to the holders of the Junior Preferred Stock by the Corporation as soon as practicable.

          (4) For the purposes of any computation under subsections (2) and (3) above, the "Current Market Price" per share of Common Stock as of any date of determination shall mean (w) if shares of Common Stock are traded on a national
                          -
securities exchange, the average of the reported closing prices for the ten trading dates preceding the date of determination on the exchange where such shares are primarily traded, (x) if such shares are not so traded but are traded
                              -
in the National Association of Securities Dealer Automated Quotation System ("NASDAQ"), National Market System ("NMS"), the average of the reported closing prices as quoted for the ten trading dates preceding the date of determination by the NASDAQ NMS, (y) if such shares are not so traded but are traded on the
                    -
over-the-counter market, the average of the reported closing bid and asked quotations as quoted for the ten trading dates preceding the date of determination by NASDAQ or (z) if such shares are not so traded, the Current
                            -
Market Value per share of Common Stock shall be such value per share of Common Stock as agreed upon by the Corporation and the holder (or if there is more than one holder of the Series B Preferred Stock, the holder of holders of a majority of the outstanding Series B Preferred Stock (the "Majority Holders")) or, if the Corporation and the holder or holders cannot otherwise agree, the Current Market Value shall be determined by an independent nationally recognized investment banking firm experienced in valuing businesses (an "Appraiser") jointly chosen by the Corporation and the Majority Holders or, if the Corporation and the Majority Holders cannot agree on the selection of an Appraiser within 10 business days, then each of the Corporation and the Majority Holders shall choose an Appraiser within 10 business days of the end of such first 10-day period, and the Current Market Value shall be the value agreed upon by such Appraisers or, if the two Appraisers cannot so agree, the Current Market Value shall be the value determined by a third Appraiser, which third Appraiser shall be chosen by the two Appraisers. If there is only one Appraiser, all expenses of the Appraiser shall be paid by the Corporation. If there are two Appraisers, the Majority Holders and the Corporation shall pay all expenses of the Appraiser chosen by it and share equally the expenses of any third Appraiser; provided that, notwithstanding the foregoing, for purposes of subsection (2) of this subsection (D) any issuance of shares of Common Stock or rights, warrants or options or securities convertible into or exchangeable for shares of Common Stock (i) which issuance of securities (or the subject rights, warrants or options or convertible or exchangeable securities, in the case of shares of Common Stock obtained upon the exercise, conversion or exchange of the subject securities) is effected on or prior to the earlier of December 31, 1996 and the date on which an initial public offering is consummated and (ii) which involves a price per share of Common Stock at least equal to $5.3523207 shall be deemed to be an issuance at a price not less than the Current Market Price of the Common Stock.

          (5) All calculations under this Section 6 shall be made to the nearest 1/10th of one cent or to the nearest 1/1,000th of a share, as the case may be.

          (6) Whenever the Conversion Price is adjusted as herein provided, a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be transmitted by facsimile communication, mailed (or airmailed if to an address outside the United States) or delivered in person or sent by recognized courier or delivery service by the Corporation to the holders of the Junior Preferred Stock at their addresses as shown on the stock books of the Corporation.

          (7) In the event that any time as a result of an adjustment made pursuant to subsection (1) of this subsection (D), the holder of any share of Junior Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Voting Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Voting Common Stock contained in this Section 6.

          (E)  In case:

          (1) the Corporation shall declare a dividend (or any other distribution) on its Common Stock other than a regular periodic cash dividend payable in cash out of its current or retained earnings; or

          (2) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights; or

          (3) there shall be any capital stock reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock), or any consolidation or merger to which the Corporation is a party or any statutory exchange of securities with another corporation and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all the assets of the corporation; or

          (4) there shall be a voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be transmitted by facsimile communication, mailed (or airmailed if to an address outside the United States) or delivered in person or sent by recognized courier or delivery service to the holders of shares of the Junior Preferred Stock at their addresses as shown on the stock books of the Corporation, at least 10 calendar days prior to the applicable date hereinafter specified, a notice stating (I) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (II) the date on which such reorganization, reclassification, consolidation, merger, statutory exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, statutory exchange, sale, transfer, dissolution, liquidation or winding up.

          (F) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of the Junior Preferred Stock, the full number of shares of Voting Common Stock or other securities, if any, deliverable upon the conversion of all outstanding shares of Junior Preferred Stock not theretofore converted. For purposes of this subsection (F), the number of shares of Voting Common Stock which shall be deliverable upon the conversion of all outstanding shares of Junior Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

          The Corporation shall use its best efforts to list the shares of Voting Common Stock required to be delivered upon conversion of the Junior Preferred Stock prior to such delivery upon each securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

          ( G) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Voting Common Stock or conversions of the Junior Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required
                 --------  -------
to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Voting Common Stock in a name other than that of the holder of the Junior Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (H) In case of any consolidation or merger in which the Corporation is a party (other than a merger in which the Corporation is the continuing corporation), or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with the merger of a third corporation into the Corporation), the holder of each share of Junior Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or conveyance or statutory exchange by a holder of the number of shares of Voting Common Stock into which such share of Junior Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance or statutory exchange, assuming such holder of Voting Common Stock failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or conveyance or statutory exchange (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or conveyance or statutory exchange is not the same for each share of Voting Common Stock in respect to which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subsection (I) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or conveyance or statutory exchange for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Thereafter, the holders of the Junior Preferred Stock shall be entitled to appropriate adjustments with respect to their conversion rights to the end that the provisions set forth in this Section 6 shall correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the

Junior Preferred Stock. Any such adjustment shall be approved by a firm of independent public accountants (who may be the regular accountants employed by the Corporation), evidenced by a certificate to that effect delivered to the Corporation; and any adjustment so approved shall for all purposes hereof conclusively be deemed an appropriate adjustment.

          The above provisions of this subsection (H) shall similarly apply to successive consolidations, mergers, sales or conveyances and statutory exchanges.

          (I) Notwithstanding any other provision of this Section 6, no adjustment shall be made hereunder (including pursuant to the provisions of subsection (2) of subsection (D) hereof) in the Conversion Price or in the number of shares of Voting Common Stock or other consideration which the holder of any share or shares of Junior Preferred Stock shall be entitled to receive as a result of any of the following events: (i) the issuance of shares of Common Stock to the Seller pursuant to Section l(c) of the Recapitalization Agreement (as defined in the Credit Agreement), (ii) the issuance of the Warrants (as defined in the Credit Agreement), or the issuance of shares of Common Stock upon exercise thereof or (iii) the Junior Preferred Stock or the issuance of shares of Common Stock upon the conversion of any share of Junior Preferred Stock.

          (J) Status of Converted or Redeemed Junior Preferred Stock.  Upon any
              ------------------------------------------------------
conversion or redemption of shares of Junior Preferred Stock, the shares of Junior Preferred Stock so converted or redeemed shall have the status of authorized and unissued shares of Preferred Stock, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion or redemption of shares of Junior Preferred Stock.

          7. Redemption.
             ----------

          (a) Mandatory Redemption. Subject to the provisions of Section 2
              --------------------
hereof, the Company shall redeem the Junior Preferred Stock on July 31, 2008 at a redemption price (the "Redemption Price") per share equal to 100% of the Stated Liquidation Value thereof, together with accrued but unpaid dividends thereon, through the date of redemption.

          (b) Optional Redemption.  Subject to the provisions of Section 2
              -------------------
hereof, at any time, upon at least 30 days prior notice in accordance with subsection (c) of this Section 7, the Corporation may redeem all, but not less than all, the shares of Junior Preferred Stock at a price per share equal to the Redemption Price.

          (c) Procedure for Redemption. (i) In the event that the Corporation
              ------------------------
shall redeem shares of Junior Preferred Stock pursuant to this Section 7, the Corporation shall give written notice of such redemption by facsimile communication, first-class mail (or airmail if to an address outside the United States), or by delivery in person or by recognized courier or delivery service, at least 30 days prior to the proposed date of redemption, to each holder of record of Junior Preferred Stock to be redeemed as its address as it appears in the records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Junior Preferred Stock to be redeemed; (iii) the applicable Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (ii) Notice by the Corporation having been given as provided In
Section 7(c)(i) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Junior Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Junior Preferred Stock, and all rights of the holders thereof as stockholders of the corporation (except the right to receive the applicable Redemption Price) shall cease unless the Corporation defaults in the payment of the Redemption Price, in which case all rights of the holders of Junior Preferred Stock shall continue until the Redemption Price is paid.

          (iii) Certificates for shares of Junior Preferred Stock to be redeemed may be surrendered at the principal office of the Corporation or such other place as the Corporation may designate. Upon surrender of the certificates for any shares to redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price as aforesaid.

          (iv) The Corporation shall take such actions as are necessary (including, without limitation, conducting an appraisal of the assets and liabilities of the Corporation) in order to establish the availability of funds legally available for any required redemption.

          8. Certain Covenants.  Any holder of Junior Preferred Stock may
             -----------------
proceed to protect and enforce its rights and the rights of other such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          9. Definitions.  For the purposes of this Certificate of Designations
             -----------
of the Junior Preferred Stock, the following terms shall have the meanings indicated:

          "Bridge Notes" shall mean the Senior Subordinated Bridge Notes issued by the Corporation on July 31, 1996 originally in the aggregate principal amount of $40,000,000.

          "Common Securities" shall have the meaning set forth in Section 2(b) hereof.

          "Credit Agreement" shall have the meaning set forth in Section 6(B) hereof.

          "Dividend Amount", with respect to any share of Junior Preferred Stock on any Dividend Payment Date, shall mean (i) the product of 14% and the Liquidation Preference as of the immediately preceding Dividend Payment Date, divided by (ii) four; provided that the Dividend Amount with respect to the
                      --------
Initial Dividend Period shall be an amount equal to 14% per annum of the Stated Liquidation Value of such share of Junior Preferred Stock during the period from the Issue Date through such Dividend Payment Date, calculated in accordance with the principles set forth in Section 3(b) hereof.

          "Dividend Payment Date" shall have the meaning set forth in Section 3(a) hereof.

          "Final Conversion Termination Date" shall have the meaning specified in Section 6(A) hereof.

          "Initial Dividend Period" shall mean the period commencing on the Issue Date and ending on the first Dividend Payment Date thereafter.

          "Issue Date" shall mean the first date on which shares of Junior Preferred Stock are issued.

          "Liquidation Preference" shall have the meaning set forth in Section 4(a) hereof.

          "Parity Securities" shall have the meaning set forth in Section 2(a) hereof.

          "Quarterly Dividend Period" shall have the meaning set forth in
Section 3(a) hereof.

          "Record Date" shall have the meaning set forth in Section 3(a) hereof.

          "Senior Preferred Stock" shall have the meaning set forth in Section 2(a) hereof.

          "Senior Securities" shall have the meaning set forth in Section 2(a) hereof.

          "Stated Liquidation Value" shall have the meaning set forth in Section 1 hereof.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this 31st day of July, 1996 by duly authorized officers of the Corporation.

                                 FIREARMS TRAINING SYSTEMS, INC.

                                 By:  /s/  Scott Perekslis
                                     --------------------------
                                 Name:  Scott Perekslis
                                 Title: Vice President


ATTEST:

By:   /s/  Johathan Kagan
     -------------------------
     Name:  Jonathan Kagan
     Title:  Secretary